Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 31, 2020 (except for notes 1b, 2j, 3 and 18, as to which the date is October 22, 2020), included in the Company’s current report on Form 6-K dated October 22, 2020, and the use of our name as it appears under the caption “Experts.”

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel Aviv, Israel

October 22, 2020